Exhibit 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports 2006 Results

2006 Earnings Per Share Increases 38 Percent

NEW YORK, NY, February 1, 2007 — Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the fourth quarter ended December 31, 2006, net income was $22.1 million, compared to net income of $21.4 million in the fourth quarter of 2005. Earnings were $0.49 per diluted share, a decrease of 2 percent versus earnings of $0.50 per diluted share in the fourth quarter of last year. ITG’s total revenue for the fourth quarter of 2006 was $153.1 million, 37 percent higher than total revenue of $112.1 million for the fourth quarter of 2005. Net income for the fourth quarter of 2006 included an after-tax charge of $0.6 million, or approximately $0.015 per share, for restructuring costs in ITG’s Asia Pacific region. International pre-tax operating income, exclusive of this restructuring charge, increased to $3.4 million in the fourth quarter of 2006 from $0.4 million in the fourth quarter of 2005.

Excluding the impact of the restructuring charge, operating earnings were $0.51 per diluted share in the fourth quarter of 2006 versus operating earnings of $0.50 per diluted share in the fourth quarter of last year. Pre-tax operating margins in the fourth quarter of 2006 were 23.4 percent, compared to 28.2 percent in the fourth quarter of 2005.  For the full year 2006, pre-tax operating margins were 25.6 percent, compared to 26.2 percent in 2005.

For the year ended December 31, 2006, revenues were $599.5 million, net income was $97.9 million, and diluted earnings per share were $2.21.  Compared to 2005, revenues increased 47 percent, net income grew 45 percent and diluted earnings per share increased

38 percent. Excluding non-operating items, 2006 revenues increased 45 percent, net income grew 38 percent, and earnings per share increased 32 percent over 2005.

“In 2006, ITG sustained volume and market share growth across all product lines as we continued to execute our strategy of providing clients with solutions that span the trading continuum while also reinvesting in the business” said Bob Gasser, ITG’s Chief Executive Officer and President. “Broader distribution of our Radical and Triton direct market access products continues to feed growth in both the institutional demand for our POSIT anonymous block crossing suite,  and algorithmic trading offerings. POSIT 2006 average daily executed volume was 46.9 million shares resulting in a 37% increase over 2005.”

ITG’s International revenues were $33.1 million in the fourth quarter of 2006, 35 percent higher than revenues of $24.5 million in the fourth quarter of 2005. For the full year, international operating revenues were $118.1 million, representing 28 percent growth over 2005. In 2006, international pre-tax operating income was $9.9 million, up 94 percent from $5.1 million in 2005.

“ITG’s Canadian revenues grew significantly in 2006, increasing 45 percent over 2005,” said Mr. Gasser. “In addition, ITG’s European revenues were also a highlight this year, growing 19 percent over 2005 as we moved forward with the globalization of our product line,” said Mr. Gasser.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results. Those wishing to listen to the call should dial 1-800-798-2884 and enter the pass code 74289080 at least 10 minutes prior to the start of the call to ensure connection. The conference call and webcast will also be accessible through ITG’s web site at http://www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 and entering the pass code 81888202. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT INVESTMENT TECHNOLOGY GROUP

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Investor and Media Relations Contact:

Alicia Curran

(212) 444-6130

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INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Commissions	$129,420	$106,293	$494,689	$386,331
Recurring	18,723	3,403	73,660	10,709
Other	4,974	2,390	31,135	11,121
Total revenues	153,117	112,086	599,484	408,161

Expenses:
Compensation and employee benefits	55,689	43,366	211,420	151,225
Transaction processing	22,732	14,693	80,704	57,842
Occupancy and equipment	10,572	7,394	38,296	28,862
Telecommunications and data processing services	7,806	5,295	30,409	20,134
Other general and administrative	18,419	9,765	64,471	41,002
Interest expense	2,942	—	12,220	—
Total expenses	118,160	80,513	437,520	299,065
Income before income tax expense	34,957	31,573	161,964	109,096
Income tax expense	12,902	10,155	64,041	41,410
Net income	$22,055	$21,418	$97,923	$67,686

Earnings per share:
Basic	$0.51	$0.50	$2.26	$1.61
Diluted	$0.49	$0.50	$2.21	$1.60

Basic weighted average number of common shares outstanding	43,649	42,455	43,350	42,152
Diluted weighted average number of common shares outstanding	44,554	42,919	44,289	42,391

INVESTMENT TECHNOLOGY GROUP, INC.
Consolidated Statements of Financial Condition
(In thousands, except share amounts)

	December 31, 2006 (unaudited)	December 31, 2005

Assets
Cash and cash equivalents	$316,256	$261,044
Cash restricted or segregated under regulations and other	18,652	7,007
Securities owned, at fair value	6,540	6,017
Receivables from brokers, dealers and other, net	590,060	485,012
Investments	9,299	10,628
Premises and equipment, net	34,740	22,292
Capitalized software, net	32,203	12,780
Goodwill	396,748	176,773
Other intangibles, net	29,366	12,173
Deferred taxes	15,406	7,972
Other assets	12,016	14,636
Total assets	$1,461,286	$1,016,334

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$167,904	$109,442
Payables to brokers, dealers and other	516,945	435,141
Securities sold, not yet purchased, at fair value	137	91
Income taxes payable	7,366	9,354
Long term debt	160,900	—
Total liabilities	853,252	554,028

Commitments and contingencies
Stockholders’ Equity

Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.01; 100,000,000 shares authorized; 51,443,560 and 51,390,027 shares issued at December 31, 2006 and 2005, respectively and 43,809,993 and 42,773,651 shares outstanding at December 31, 2006 and 2005, respectively	514	514
Additional paid-in capital	198,419	175,600
Retained earnings	540,570	442,647
Common stock held in treasury, at cost; 7,633,567 and 8,616,376 shares at December 31, 2006 and 2005, respectively	(144,173)	(162,735)
Accumulated other comprehensive income (net of tax)	12,704	6,280
Total stockholders’ equity	608,034	462,306
Total liabilities and stockholders’ equity	$1,461,286	$1,016,334

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Total revenues	$153,117	$112,086	$599,484	$408,161
Less:
Non-operating revenue (1)(2)	—	—	(13,230)	(3,107)
Pro forma operating revenues	153,117	112,086	586,254	405,054

Total expenses	118,160	80,513	437,520	299,065
Less:
Non-operating expense (3)	(917)	—	(1,421)	—
Pro forma operating expenses	117,243	80,513	436,099	299,065

Income before income tax expense	34,957	31,573	161,964	109,096
Effect of pro forma adjustments	917	—	(11,809)	(3,107)
Pro forma operating income before income tax expense	35,874	31,573	150,155	105,989

Income tax expense	12,902	10,155	64,041	41,410
Tax effect of pro forma adjustments	275	—	(4,684)	(1,141)
Pro forma operating income tax expense	13,177	10,155	59,357	40,269

Net income	22,055	21,418	97,923	67,686
Net effect of pro forma adjustments	642	—	(7,125)	(1,966)
Pro forma operating net income	$22,697	$21,418	$90,798	$65,720

Diluted earnings per share	$0.49	$0.50	$2.21	$1.60
Net effect of pro forma adjustments	0.02	—	(0.16)	(0.05)
Pro forma diluted operating earnings per share	$0.51	$0.50	$2.05	$1.55

Notes:

(1)  In 2006, non-operating revenues relate to:

a)  our ownership of two memberships on the New York Stock Exchange (“NYSE”) that  aspart of their merger with Archipelago Holdings, Inc. (“Archipelago”) were combined under a new holding company named NYSE Group, Inc. in which  each NYSE member received compensation consisting of cash and restricted shares of NYSE Group, Inc. common stock.  Accordingly, consideration received for our  memberships in First Quarter 2006 consisted of 157,202 restricted shares of NYSE Group, Inc. common stock resulting in gains of approximately $6.9 million and approximately $1.0 million in cash and dividends, which was recorded as dividend income.  In Second Quarter 2006, we were able to sell a portion of the shares received and recorded an additional gain of approximately $80,000, and

b)  our sale in Second Quarter 2006 of our remaining interests in a Canadian joint venture that we entered into in 2004 with IRESS Market Technology Limited (“IRESS”), to IRESS resulting in a gain of $5.4 million.

(2)          2005 non-operating revenue is comprised of gains ($2.5 million) from our shares of Archipelago Holdings common stock that we received as part of an equity entitlement program, as well as a recovery against previous investment write-downs of $0.6 million for the year.

(3)          We recorded a management restructuring charge in our Asia Pacific Region of $0.9 million in the fourth quarter and $0.5 million in the third quarter for a total of $1.4 million for the year ended December 31, 2006.